Exhibit 10.34

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Opinion n° 5235/IM

Dear SIMEST

S.p.A.

Corso Vittorio Emanuele II n°

323 00186 ROME

We received your proposal which we hereby entirely transcribe as sign of acceptance of what it contains:

“Rome,

Dear

UBIQUITY SRL

Via Teodosio, 65

20131 MILAN (MILAN)

With reference to previous agreements, we hereby submit our proposal which we invite you to accept within and not beyond 01/05/2017 if you agree to it and at the same time send us:

-	your digitally undersigned letter which entirely reports the enclosed in sign of acceptance prior to your signature agreeing to the following declaration:

“We declare our full and unreserved acceptance of the aforesaid text”

-	the further declaration (specific approval of clauses as for art. 1341 Italian Civil Code), also separately and digitally undersigned by you with the following content:

“We moreover declare to explicitly and specifically approve, pursuant to art. 1341, Italian Civil Code, the clauses as for articles 2, last paragraph (release Simest from any responsibility and fundamental characteristics of the data supplied by Company), 14 (expiry of time limit and agreement termination), 16 (place of jurisdiction) and 17 (withdrawal clause prescribed based on the Behavioral Code and Form 231 of Simest”

This proposal shall be valid and effective only until 01/05/2017; if Simest Spa does not receive the actual acceptance together with the specific approval of the clauses as for art. 1341 Italian Civil Code, within such term, this proposal shall be considered therefore void. This agreement shall be considered valid after Simest Spa receives your aforesaid acceptance and specific approval of the clauses as for art. 1341 Italian Civil Code.

Subsidized funding agreement to realize integration programs in the extra EU markets pursuant to art. 6, paragraph 2, letter a), of Law Decree 25 June 2008, n° 112, changed by law 6 August 2008, n° 133 and following amendments (Min. Decree 21.12.2012, articles 3, 4 and 6 )

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The “Italian Company for Foreign Enterprises – Simest S.p.A.” with registered office in Rome, Corso Vittorio Emanuele II, n° 323, Tax Code n° 04102891001, in this deed more briefly called “Simest”, represented by the Manager in charge of Funding Services, Mr. Maurizio Cerù, [***], domiciled for this position at the registered office of Simest itself, who participates given his power to sign granted by Managing Director Mr. Andrea Novelli;

and

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“UBIQUITY SRL”, with registered office in MILAN (MILAN), in Via Teodosio, 65, in this deed more briefly called “Company”, represented by Mr. Dario Leopoldo Omero Calogero, [***], Tax Code [***], domiciled for the purpose of this deed at the aforesaid registered office, who participates as Chairman of the Board of Directors, authorized by the Board of Directors itself after the decision of 30.11.2016, with a copy compliant to the records of Simest.

GRANTED

a)

that pursuant to art. 6, paragraphs 2, lett. a), and 4, of Law Decree 25 June 2008, n° 112, changed by Law 6 August 2008, n° 133 and following amendments (hereinafter “Law”) the cash balances of the Turnover Fund as for art. 2, paragraph 1, of Law Decree 28 May 1981, n° 251, changed with amendments by Law 29 July, 1981, n° 394 (hereinafter “Turnover Fund”), are used, amongst other things, to grant funding to Italian companies at a subsidized rate to realize, in countries other than the European Union, programs with investment characteristics aiming to launch and spread new products and services, meaning to acquire new markets for already existing products and services, by opening structures to ensure in prospect, a stable presence in the markets of reference;

b)	under the terms of what is prescribed by art. 25, paragraphs 1 and 3, of Leg. Decree 31 March, 1998, n° 143, of 1 January, 1999 management of the Turnover Fund has been entrusted to Simest;

c)

that with Decree of 28 December, 1998 by the Ministry of Treasury, Budget and Economic Planning, in agreement with the Foreign Trade Ministry, Simest was granted the financial assets prescribed by art. 2 of the aforesaid Law n° 394/81;

d)

that the funding falling under this agreement is subject to the terms, procedures and conditions established with Decree by the Ministry for Economic development of 21.12.2012 (hereinafter “Decree”) and with Simest Memorandum n° 5/2013 (hereinafter “Memorandum”), decided by the Financial Incentives Committee set up at Simest (hereinafter “Committee”), which Company declares to be fully aware of in their entirety;

e)

that Committee, during the meeting of 28/09/2016, decided to approve the program which shall be realized by Company itself in SWITZERLAND and to grant the relative funding for the amount and at the terms and with the warranties hereinafter set forth.

AGREE AND DECIDE AS FOLLOWS

Art. 1

(Amount and purpose of the funding)

The aforesaid preliminary remarks and documents and deeds mentioned above, even though not annexed, are an integral and substantial part of this agreement and represent an understanding between the parties.

Simest grants Company who accepts as sole beneficiary, a funding of €2,309,450-00 (Euro two million three hundred and nine thousand and four hundred and fifty/00), pursuant to art. 6, paragraph 2, lett. a), of the Law which Company itself undertakes to use within the term as for following art. 5, exclusively to meet the funding needs required to realize the program approved by Committee during the meeting recalled in the preliminary remarks to this agreement and following actual changes duly approved. Committee has also decided the following:

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funding shall cover 85% of the expenses directly incurred by the Italian company and 85% of the expenses incurred by the local company, not rebilled, proportionally acknowledged to the shareholding quota of the requesting company in the local affiliate;

-

the start of allocation of funds is subject to Simest receiving a copy of the Memorandum of Association of the local administration company compliant to the original. The allocation of funds to cover the expenses of the permanent structure and relative running expenses are subject to receiving a compliant copy of lease agreements for the premises;

-	when the financial statement is presented, the production bonus related to staff expenses, must be indicated as an integral part under the item “salary”;.

Art. 2

(Funding Allocation)

In order to receive the first allocation, Company undertakes to send Simest, within the terms as for following art. 3, first paragraph:

-	proof that until the date this agreement was undersigned, Company had no bankruptcy proceedings, arrangement with creditors or compulsory administration and that it was not dissolved or winding up;

-

copy of invoices or other documentation deemed suitable by Simest, proving the expenses incurred, meaning affidavit drawn up and undersigned by the Company’s legal representative, containing the analytical receipt of the expense items; Company undertakes to keep the expenses documentation in original and to show it for any inspections by Simest for the entire period of reimbursement of the Capital allocated.

After Simest checks the allocation request and relative expenses documentation, Simest shall notify company of the amount that can be allocated. Within 30 days after such notification—even via fax—Company shall supply the guarantees as for the following art. 9.

In order to make further single allocations in view of the expenses incurred to realize the funded program, Company undertakes to send Simest:

-	the guarantees as for the following art. 9, after notification to Company itself,

even only via fax, of the amounts being allocated;

-	copy of invoices or other documentation deemed suitable by Simest, proving the expenses incurred, meaning affidavits, with the procedures and obligations prescribed by the previous paragraph.

All the aforesaid allocations, as for the previous paragraphs, shall be made within the limits, for each expense actually incurred and suitably documented, of the percentage established in the previous art. 1, second paragraph.

The amount of each allocation includes a quota, calculated in proportion to the documented expenses, of the flat rate of 30.00 % provided, generally speaking, for various interventions in the program approved by Committee (art. 2, point 2.3, of the Memorandum).

The allocations shall be made by crediting currency to the bank check account in the name of Company explicitly indicated by it.

The funding granted, shall be exclusively financed from the existing cash balances of the Turnover Fun and provided that the Main State Treasury has not made the relative amounts unavailable.

Company hereby declares, taking full responsibility and acknowledging the crucial importance even for allocations, the truthfulness of the notifications made and of the documentation and business and financial data supplied and that it actually belongs to the category of companies which can be funded; moreover, it guarantees the authenticity of invoices or other documentation presented or to be presented, freeing Simest itself from any liability for any dissimilarity or falsification.

Art. 3

(Terms to request allocation)

Company undertakes:

-	to send Simest the request for first allocation, with the documentation as for previous art. 2, first paragraph, within the term of 2 (two) months after undersigning this agreement and

-	to send the relative guarantee within 30 days after the notification (even only via fax) where Simest will have notified the amount that can be allocated (based on the suitably documented expenses).

If Company does not request the first allocation within the aforesaid term of 2 (two) months, Simest shall submit the operation to Committee to revoke the funding, prior to notifying Company at least 15 days before the relative decision.

The requests for the following single allocations, complete with the required documentation, must reach Simest with a frequency not lower than three months; such frequency at least on a three-monthly basis shall be applied to the last three months of the period of use as for following art. 5.

The last allocation request, complete with the required documentation, must reach Simest without fail within a month after the end of the period for creating the program as for the following article.

Art. 4

(Creation of the funded program)

Company undertakes to complete the creation of the funded program within 24 months after undersigning this agreement.

In terms of the relative allocations, the expenses which, based on the suitable documentation as for previous article 2, were incurred in the period ranging between 15/06/2016 (date Simest received the funding request) and the expiry of the period as for the previous paragraph, shall be considered acceptable; an expense is considered incurred on the date the actual payment was made.

An adjustment, up to a maximum of 30.00%, among the amounts of each expense item of the program is allowed to create the program, notwithstanding the amount of the program itself. Any adjustments of a higher amount or changes to single expense items can be requested from Simest, even only via fax, up to three months before the expiry of the program creation period and shall be submitted to Committee. In case accepted, the new expenses shall be funded only if incurred following the date Simest receives the relative change request. Any exceptions shall be submitted to Committee.

Art. 5

(Period of use)

The period when allocations can be made (hereinafter “period of use”) starts on the date this agreement is undersigned and ends 27 months after that date (meaning three months after the final term of the program creation period as for the previous article).

After the period of use ends, Simest, as provided by the Memorandum decided by Committee, will not be able to make any other allocations.

Art. 6

(Prepayment and reimbursement of the funding at a subsidized rate)

Company undertakes, during the 4 years after the term of the program creation period as for previous art. 4, to reimburse the amounts allocated in 8 six-monthly installments, starting from such term, on a straight-line basis of capital plus the interest on current debt at the actual annual rate of 0.50% (zero point fifty percent) (hereinafter “subsidized rate”), pursuant to the Decree, notwithstanding that in all cases where the “rate of reference” is recalled in this agreement, the latter, pursuant to the Decree itself, shall be equal to the actual annual rate of 0.97 (zero point ninety seven percent), corresponding to the reference and discounting back rate as for the Community law, described by the Ministry for Economic Development, in force at the decision date by the Committee to grant funding.

The nominal annual subsidized rate with postponed six-monthly payment equal to the actual rate as for the previous paragraph amounts to 0.4994% (zero point four thousand nine hundred and ninety four percent).

Company moreover undertakes to pay Simest, during the prepayment time which starts on the date this agreement is undersigned and lasts 24 months, with postponed six-monthly expiry dates corresponding, by day and month, to those prescribed by the previous paragraph, installments of sole interest rates calculated on the current debt and starting on the date of each allocation.

The nominal annual rate with postponed six-monthly payment equal to the actual rate as for the previous paragraphs amounts to 0.9677% (zero point nine thousand six hundred and seventy seven percent).

Company, in view of each allocation, shall issue quit-deeds and acknowledgment of debt, with relative repayment schedules which it shall undersign as acceptance based on Simest requirements.

Art. 7

(Interest on arrears)

In the event of no or delayed payment by Company of what it owes to Simest for any amount pursuant to this agreement, it shall owe Simest itself interest on arrears starting on the date payment expired, meaning on the date when the payment was anyhow due, at the current legal rate on that date, increased by two points.

This interest on arrears shall become fully effective without the need for any formal notice and shall be calculated for the period between the payment expiry date, meaning the date when the amount is anyhow due and the actual crediting date in favor of Simest.

In case of no or delayed payment or prepayment installments due by Company pursuant to this agreement and in case this agreement itself is terminated, interest on arrears as for this article, to the extent and on the aforesaid dates, shall be applied to the amount overall due at each installment expiry date, including capital and/or interests, in addition to the amount overall due in case this agreement is terminated, without any periodical capitalization of interests.

Art. 8

(Final report for consolidation of funding)

Company undertakes to supply Simest, within two months following the expiry of the program creation period as for previous art. 4, a report illustrating the activities performed within the approved program and the promotional results achieved.

Such final report shall contain a detailed report of the expenses incurred and the data related to the revenue realized in Italy and abroad over the past three years. It shall also indicate if and how Company, once positioning step in the market of reference with the subsidized program has ended, intends to autonomously continue to pursue the activities undertaken.

In case the final report is not sent to Simest with the aforesaid content within the term prescribed, Simest itself, after fifteen days following notification even only by fax, of the formal notice and reminder, shall submit the operation to Committee which, notwithstanding it ascertaining Acts of God causes, shall decide to revoke funding. In case of revocation, Company undertakes to reimburse the capital allocated with one lump sum and within three months after receiving the relative request by Simest, with interest at the rate of reference calculated on the date of each allocation.

Company moreover undertakes to allow—and undersigning this agreement is an authorization to that end—any checks by the competent Ministry which Committee should deem necessary on the implementation of the funded program and to send Simest an original or compliant copy of the documentation required to perform sample checks.

In case of incomplete or irregular documentation, Committee can decide to revoke funding prior to a formal notice to Company with the consequent return of the amount funded and paid with the addition of interest at the rate of reference, calculated on the dates of each allocation, to be made by Company in one installment within three months after receiving the relative request by Simest.

In case the approved program is completely realized, meaning a partial realization for reasons which Committee believes are not ascribable to Company, Committee shall decide for the consolidation of the allocated amount suitably documented, with ensuing reimbursement of such amount at the terms and following the procedures as for previous art. 6; any part of the funding not suitably documented shall be anyhow revoked and the corresponding amount shall be reimbursed by Company in one lump sum, within three months after receiving the relative request by Simest, with the interest at the rate of reference calculated on the dates of each allocation.

In case the program is not realized or is partially realized for reasons which Committee believes are ascribable to Company, Committee shall decide to revoke the funding and the entire amount paid shall be returned in one lump sum to be made by Company within three months after receiving the relative request by Simest and with the interest at the rate of reference calculated at the date of each allocation. In case of partial realization of the program, Company shall be deemed responsible for such an event when it has not operated with due diligence and/or when it has not informed Simest in a timely manner of the reasons which have prevented it from realizing the program within the terms and following the prescribed procedures.

If the budgeted structures have not been realized or are closed before the realization period has expired, Simest shall submit the operation to Committee to revoke the subsidized funding, prior to a formal notice to Company at least fifteen days before adopting the revocation provision. After the revocation, Company shall reimburse all the amounts paid in one lump sum within three months after receiving the relative request by Simest, with the interest at the rate of reference calculated on the date of each allocation.

If Company has notified Simest of the advance closure or interruption of the activities of the budgeted local structures at least one month before such event or has demonstrated the existence of an Act of God, Committee shall evaluate whether this can be ascribed to Company and shall decide on any revocation of funding, adopting decisions in compliance to the criteria indicated at the previous paragraphs of this article.

Art. 9

(Guarantees)

Company, to guarantee what is anyhow due under the terms of this agreement and especially to guarantee the return for any reason of 50.00% percent (fifty percent) of the capital paid, the payment of the relative interest even in arrears, in addition to any expenses or extra charges, even revenue or tax, undertakes to send Simest, in advance in terms of allocations:

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one or more bank and/or insurance guarantees issued by bodies approved by Simest and compliant to the plans approved by Committee (in these guarantees, the amount to warrant what is due as interest, even in arrears, expenses and extra charges shall be equal to 1.8436% of the guaranteed capital amount);

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in case of any intervention to guarantee Confidi (Credit Guarantee Consortia) that has an agreement with Simest, its guarantee, issued pursuant to the relative agreement; the guarantee issued by one or more Confidi (Credit Guarantee Consortia) overall cannot be an amount beyond 50.00% of the allocated funded amount, or anyhow in the process of being funded;

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in case of any intervention to guarantee the Funding Intermediary that has an agreement with Simest, its guarantee, issued pursuant to the relative agreement; the guarantee issued by the Funding Intermediary to cover the amount of the funding allocated, or anyhow in the process of being allocated, cannot exceed the intervention percentage prescribed in the relative agreement.

In case of any litigation between Simest and Company, in order to recover the amounts due, without any renouncement and with the entire application of interest on arrears as for this agreement, to issue any payment guarantees of the Simest credit, the prior unappealable approval of guarantor by Simest itself shall be required.

Art. 10

(Other charges)

Company shall be responsible for any revenue and taxation charges anyhow part of this agreement in addition to an increase of the current ones.

Company undertakes, moreover, to immediately reimburse all funding expenses or anyhow connected or dependent it is not already responsible for, including those related to any surveys, technical and legal inspections.

Art. 11

(Payment procedures)

All amounts of any kind owed Simest by Company and related to this agreement, shall be made by direct payment at the bank and following the procedures explained to Company by Simest itself, with the right of the latter to change the bank and aforesaid procedures at any given moment by notifying Company in a timely manner.

Notwithstanding any different resolutions by Simest, any payment made by Company shall be ascribed in the order to the reimbursement of expenses and charges, to the payment of interests and other extra charges and finally to the loan capital.

Payments are intended made on the date when the amounts will be actually available to Simest.

In order to precisely determine the credit, the books and entries of Simest shall be deemed valid.

Art. 12

(Advance termination of funding)

Company can end funding in advance provided it sends a written request to Simest at least 30 days in advance.

In case of a request prior to the final decisions of Committee while consolidating the funding, it shall remain subordinated to the decisions itself and Company undertakes to supply, together with the request, the final report as for art. 8.

Art. 13

(Further Company obligations)

Company undertakes vis-à-vis Simest:

1)	to pay, in case of extension of the reimbursement terms, the advance interest to the extent due pursuant to this agreement;

2)	in case of winding up, settlement, merger, take-over, break-up, transfer or company acquisition or a branch of company, immediately notify Simest with a registered letter;

3)

in case of a request for an arrangement with creditors, request or start of any winding-up proceedings or presentation of a company recovery plan as for art. 67 LF or reorganization of debt as for art. 182 bis LF immediately inform Simest with a registered letter;

4)	in case of changes to own set up or type of company, or changes to own company name, immediately inform Simest with a registered letter;

5)

notify any changes to own governing bodies, any changes to members and legal representation, reporting any new appointments and especially notify any changes to the powers mentioned in this agreement in a timely manner also in order to undersign the release declarations and recognition of debt as for art. 6 of this agreement;

6)	allow any technical or administrative inspections and controls and supply all documents, information and statement of accounts which shall be reasonably requested;

7)

to provide, within the term of thirty days from the actual request by Simest, additional and/or substitute guarantees if the value or legal or substantial efficacy of the guarantees, real or personal, already also granted by third parties, should for any reason be decreased so as to be insufficient, upon judgment by Simest itself;

8)

to undersign any deed reasonably requested by Simest to correct any errors or omissions, to fulfill any other act deemed necessary by Simest and required to undersign additional agreements, after applying any new provisions of a legal nature;

9)	not to cease and or change, except for the written consent by Simest, its own main activity;

10)

to receive the benefits by law, to apply towards employees terms not below those set forth in the sector employment agreements of the category and area, pursuant to art. 36 of Law 20 May, 1970, n° 300.

In case Company should exercise activities even in one or more sectors excluded by the implementation of EU Regulation n° 1407/2013 “de minimis”, the same declares that the activities exercised in the aforesaid sectors shall not benefit from this funding granted to cover the budgeted expenses approved by

Committee, hereby including, if prescribed, expenses of a lump sum nature; such commitment undertaken by Company together with this agreement, is sanctioned with the revocation of the funding itself, as for the decision by Committee of 24.2.2014, published in the internet website of Simest - www.simest.it.

Art. 14

(Expiry of time limit and termination of the agreement)

The time limit shall expire for Company if it has become insolvent or has decreased, for its own reasons, the guarantees it had granted or if it did not grant the guarantees it had promised.

Simest shall have the right to terminate this agreement pursuant or even also based on art. 1456, Italian Civil Code, if:

1)	Company does not allocate the funding for the purposes it was granted for and/or does not start to realize the funded program;

2)

Company does not provide, for any reason whatsoever, even beyond its own will, the punctual and entire payment of even one of the installments provided by this agreement, and it does not submit the documentation within the agreed term as for art. 2 of the agreement itself;

3)

Company does not punctually provide for the payment of any other amount due Simest pursuant to this agreement, meaning it does not fulfill the obligations towards Simest with other agreements of any kind;

4)

Company is subject to protests, protective or executive measures, judicial mortgages or winding up proceedings, meaning it performs any deed which substantially decreases its own equity or business value;

5)	Company does not fulfill obligations as for the previous article or anyhow the events as for numbers 2) and 3) of the same article should occur;

6)	any documentation submitted, declarations and notifications made to Simest are incomplete, irregular or anyhow false;

7)	Committee has decided to revoke funding and Company has not paid or returned to Simest the amounts due after such revocation within the terms indicated;

8)	Company has not fulfilled the obligation to issue receipts and declarations as for art. 6 of this agreement;

9)	Company has not fulfilled the obligations as for art. 10 of this agreement;

10)	there were no allocations during the period of use as for art. 5 of this agreement;

11)

there are impedimental reasons pursuant to the current antimafia laws, antilaundering or Environmental protection or anyhow depending on the application of judiciary, civil, criminal or administrative measures which entail the revocation of public reductions, in addition in terms of facts or acts occurred, preexisting laws or regulations were to become applicable, impeding the existence or continuation of the subsidized funding.

In cases of withdrawal or termination, Simest shall have the right to request the immediate reimbursement of the credit for extra charges, interest and capital and to act without the need for any prior formalities towards Company, in the way and following the procedures it deems more appropriate.

If, before reaching the consolidation decision, the agreement should be terminated, meaning the time limit has expired for Company, the funding shall be revoked and Company shall return the funding itself at the rate of reference (in force at the date funding was granted); calculated at the date of each allocation, within 30 days after date of receipt of the relative request of Simest, notwithstanding applying any interest on arrears.

None the less, all the guarantees set up by the agreement and those acquired after, shall remain effective.

In all cases where Simest has the right, under the terms of what is prescribed by this agreement, to declare that the Company has no more time limit benefits, meaning to terminate the agreement itself, Simest shall also have the right at its own irrevocable judgment and without any obligation of notification, to suspend allocations, notwithstanding its right to exercise the aforesaid rights.

Art. 15

(Choice of domicile)

To enforce this agreement and pursuant to any other laws, the parties choose their domicile under the terms of article 47, Italian Civil Code and article 30 Code of Civil Procedure, Simest at its registered office in Rome, Company at its registered office and at the MILAN (MILAN) town hall; Simest can send all notifications of the deeds, even executive to these chosen domiciles or to the registered office of Company.

Art. 16

(Place of Jurisdiction)

For any controversy related to the application or interpretation of this agreement, or anyhow connected or dependent, the Law Court of Rome shall have entire jurisdiction.

Art. 17

(Behavioral Code)

Company, in terms of its relations with Simest, is aware that Simest, in accordance with the principles of Legislative Decree n° 231 of 2001 and following amendments (Leg. Decree 231/01), has created and implemented an Organizational Model (Model 231) aiming to prevent the so called offenses preconditions of responsibility as for Leg. Decree 231/01 and has adopted a document called “Behavioral Code”. Such code prescribes that the principles, values and provisions it contains, apply to parties inside Simest (company representatives, apical parties employees and not, parties managed by others), and to parties outside Simest and to all those who for various reasons, directly or indirectly have relations with Simest.

For this purpose, Company

a)

hereby declares that it has acknowledged and entirely has learned the principles of the Behavioral Code and Model of Simest S.p.A., made available by Simest S.p.A. on its own internet website (www.simest.it);

b)	undertakes not to hold any behavior which violates the Behavioral Code itself and Model 231;

c)	undertakes not to behave in such a way as to induce and/or oblige (a) persons who represent, administer or manage Simest S.p.A. or one of its organizational units with financial and functional autonomy to violate the principles set forth in the Behavioral Code and in Model 231.; (b) or persons subject to the management and surveillance of one of the parties as for the previous letter (a) and (c) collaborators outside Simest S.p.A.

Company moreover declares:

(d)	that it adopted within its own corporate structure, the necessary caution in order to prevent any offenses precondition of responsibility as for Leg. Decree 231/01;

(e)	that there are no pending proceedings against it to ascertain responsibilities as for Leg. Decree 231/01;

[if there are, declare the actual pending proceedings and insert a description];

(f)

that there are no sentences which have become final reported pursuant to Leg. Decree 231/01 and sentences to apply the penalty upon request as for article 444 Code of Criminal Procedure; [if there are, declare the actual sentences and insert a description];

(g)	that it was not subject to provisional measures prescribed by Leg. Decree 231/01. [if there are, declare the actual provisional measures and insert a description];

Company undertakes, for the entire duration of this agreement to:

(h)	maintain within its own corporate structure the required caution in order to prevent the illegal Leg. Decree 231/01 applies to;

(i)

notify Simest about any (a) new pending proceedings against it to ascertain the responsibilities as for Leg. Decree 231/01; (b) new sentence res judicata, hereby including the sentence to apply the penalty upon request as for art. 444 Code of Criminal Procedure, reported as for Leg. Decree 231/01, and (c) new caution measure prescribed by Leg. Decree 231/01.”

If (i) any one of the commitments undertaken by Company with reference to the Behavioral Coda and to Model 231 of Simest pursuant to this article should not be fulfilled, meaning (ii) one of the declarations issued by Company pursuant to this article turns out to be false, incomplete, incorrect, inaccurate with reference to facts and circumstances in place on the date when such declaration was issued or was renewed, meaning (iii) during the relationship, even following notifications where the company is obliged pursuant to this article, it should turn out that its position worsened in terms of the circumstances reported upon undersigning the agreement so as to substantially compromise the capacity, even economic, to fulfill its own obligations deriving from the agreement itself, Simest shall have the right to terminate this agreement pursuant to article 1456 of the Italian Civil Code or to withdraw from this agreement.

Kindest regards.

SIMEST S.P.A.”

We declare our full and unreserved acceptance of the aforesaid text.

Kindest regards.

UBIQUITY SRL